Exhibit 99.1

NEWS RELEASE
For Immediate Release
October 1, 2008

Chesapeake Corporation Provides Update on
Financial Restructuring Plan and Bank Covenant Waiver

RICHMOND, Va. -- Chesapeake Corporation (NYSE: CSK) today announced  that it has made progress on its ongoing efforts to address the upcoming maturity of its bank credit facility and its general liquidity needs.

The holders of more than 70 percent of the principal amount of the corporation’s 10-3/8% Sterling-denominated senior subordinated notes due in 2011 and its 7% euro-denominated senior subordinated notes due in 2014 have formed an ad hoc committee and retained Houlihan Lokey as their financial advisor.   The corporation has been actively engaged in constructive discussions with the ad hoc committee and its advisor about financial restructuring alternatives that the corporation expects would, if consummated, address the corporation’s short-term and long-term financing, capital structure and operational needs.  The alternatives being discussed include potential transactions involving a substantial reduction in the corporation’s leverage that would result in substantial dilution or a reduction of the value of the corporation’s current common stock to nominal or no value.  Discussions with the ad hoc committee and its financial advisor are ongoing, but there can be no assurance that an agreement will be reached.

“We are encouraged by the significant progress with our financial restructuring plan, particularly with the discussions we have had with the holders of the senior subordinated debt and their advisor,” said Andrew J. Kohut, Chesapeake’s president and chief executive officer.

The lenders on the corporation’s $250-million Senior Secured Credit Facility have agreed to an amendment to the Credit Facility which includes a waiver of compliance with certain financial condition covenants of the credit facility through October 31, 2008.  The amendment waives any potential event of default for failure to meet the financial condition covenants for the third fiscal quarter of the corporation (which ended September 28, 2008) until October 31, 2008.  Based on current projections, the corporation does not expect to be in compliance with the financial covenants of the Senior Secured Credit Facility as of the end of the waiver period on October 31, 2008.  While the corporation intends to attempt to resolve compliance issues with the covenants by replacing or amending the Senior Secured Credit Facility or obtaining waivers from the corporation’s lenders, there can be no assurance that these alternatives will be successful on or before October 31, 2008.  Failure to comply with the covenants would be an event of default under the Senior Secured Credit Facility.  If such an event were to occur, the lenders under the Senior Secured Credit Facility could require immediate payment of all amounts outstanding under the Senior Secured Credit Facility and terminate their commitments to lend under the Senior Secured Credit Facility and, pursuant to cross-default provisions in many of the instruments that govern other outstanding indebtedness, immediate payment of our other outstanding indebtedness could be required, all of which would likely have a material adverse effect on the business, results of operations and financial condition of the corporation.

Chesapeake Corporation protects and promotes the world’s great brands as a leading international supplier of value-added specialty paperboard and plastic packaging. Headquartered in Richmond, Va., the company is one of Europe’s premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets.  Chesapeake has 45 locations in Europe, North America, Africa and Asia and employs approximately 5,400 people worldwide.

This news release, including the comments by Andrew J. Kohut, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: the company’s inability to realize the full extent of the expected savings or benefits from restructuring or cost savings initiatives, and to complete such activities in accordance with their planned timetables and within their expected cost ranges; the effects of competitive products and pricing; changes in production costs, particularly for raw materials such as folding carton and plastics materials, and the ability to pass through increases in raw material costs to customers; fluctuations in demand; possible recessionary trends in U.S. and global economies; changes in governmental policies and regulations; changes in interest rates and credit availability; changes in actuarial assumptions related to pension and postretirement benefits plans and the ability to amend the existing U.K. pension recovery plan; changes in liabilities and cash funding obligations associated with the company’s defined benefit pension plans; the ability to remain in compliance with current debt covenants and to refinance the senior revolving credit facility; fluctuations in foreign currency exchange rates; and other risks that are detailed from time to time in reports filed by Chesapeake with the Securities and Exchange Commission.

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Media Relations Contact:                                                                           Investor Relations Contact:
Joseph C. Vagi                                                                                              Joel K. Mostrom
Manager - Corporate Communications                                                     Executive Vice President & Chief Financial Officer
(804) 697-1110                                                                                                (804) 697-1147
joe.vagi@chesapeakecorp.com                                                                  joel.mostrom@chesapeakecorp.com
   www.chesapeakecorp.com                                                                           www.chesapeakecorp.com